Exhibit 99.1

Contact:	Phil Bridges, Media Relations (phil.bridges@quintiles.com)
+ 1.919.998.1653 (office) +1.919.457.6347 (mobile)
Karl Deonanan, Investor Relations (InvestorRelations@quintiles.com)
+1.919.998.2789

Dr. John Leonard Elected to

Quintiles Transnational Holdings Inc. Board of Directors

RESEARCH TRIANGLE PARK, NC – February 6, 2015 – Quintiles Transnational Holdings Inc. (“Quintiles” or the “Company”) (NYSE: Q) announced today that Dr. John Leonard, MD, has been appointed to its Board of Directors, effective immediately. Dr. Leonard will also serve as a member of the Audit and Governance Committees of the Board.

Dr. Leonard serves as chief medical officer for Cambridge, MA-based Intellia Therapeutics, a private biotech company, in a position he has held since 2014. Prior to Intellia, Dr. Leonard served as the chief scientific officer and senior vice president of research and development at AbbVie Inc., a global pharmaceutical company, since its spin-out from Abbott Laboratories in January 2013 until retiring from those positions at the end of 2013.

Prior to the formation of AbbVie, Dr. Leonard served as senior vice president of global pharmaceutical research and development at Abbott from 2008 to 2012. He has over 30 years of combined experience in medicine, research and management including various roles at Abbott beginning in 1992. Dr. Leonard also serves as a director of Chimerix, Inc., a biopharmaceutical company based in Durham, NC.

Dr. Leonard earned a bachelor’s degree in biochemistry from the University of Wisconsin at Madison and a doctorate in medicine from Johns Hopkins University in Baltimore, MD. He completed an internship and residency in internal medicine at Stanford University Hospital followed by a postdoctoral fellowship in molecular virology at the National Institute of Allergy and Infectious Diseases at the National Institutes of Health.

About Quintiles

Quintiles (NYSE: Q), a Fortune 500 company, is the world’s largest provider of biopharmaceutical development and commercial outsourcing services. With a network of more than 32,000 employees conducting business in approximately 100 countries, we helped develop or commercialize all of 2013’s top-100 best-selling drugs on the market. Quintiles applies the breadth and depth of our service offerings along with extensive therapeutic, scientific and analytics expertise to help our customers navigate an increasingly complex healthcare environment as they seek to improve efficiency and effectiveness in the delivery of better healthcare outcomes. To learn more about Quintiles, please visit www.quintiles.com.

Quintiles

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